UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

Aspreva Pharmaceuticals Corporation
(Name of Issuer)
Common Shares, no par value, and associated share purchase rights
(Title of Class of Securities)
04538T 10 9
(CUSIP Number)
December 31, 2005
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	04538T 10 9	Page	2	of	9

1	NAMES OF REPORTING PERSONS: Richard M. Glickman

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Victoria, British Columbia, Canada

	5	SOLE VOTING POWER:

NUMBER OF		173,050

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,709,661[1]

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		173,050

WITH:	8	SHARED DISPOSITIVE POWER:

		1,709,661[1]

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	2,267,911[1,2]

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	6.6%[1,2]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

CUSIP No.	04538T 10 9	Page	3	of	9

1	NAMES OF REPORTING PERSONS: Michelle L. Glickman

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Victoria, British Columbia, Canada

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,709,661[1]

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		1,709,661[1]

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	2,094,861[1,2]

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	6.1%[1,2]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

CUSIP No.	04538T 10 9	Page	4	of	9

1	NAMES OF REPORTING PERSONS: Glickman Family Trust

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Victoria, British Columbia, Canada

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		385,200

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		385,200

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	385,200

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	1.1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO

CUSIP No.	04538T 10 9	Page	5	of	9

1	NAMES OF REPORTING PERSONS: Glickman Properties, Ltd.

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Victoria, British Columbia, Canada

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,709,661

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		1,709,661

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,709,661

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	5.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO

Item 1.
	(a)	Name of Issuer Aspreva Pharmaceuticals Corporation

	(b)	Address of Issuer’s Principal Executive Offices 1203-4464 Markham Street, Victoria, British Columbia, Canada V8Z 7X8

Item 2.
	(a)	Name of Person Filing Richard M. Glickman Michelle L. Glickman Glickman Family Trust Glickman Properties, Ltd.

	(b)	Address of Principal Business Office or, if none, Residence c/o Aspreva Pharmaceuticals Corporation 1203-4464 Markham Street, Victoria, British Columbia, Canada V8Z 7X8

	(c)	Citizenship

		Richard M. Glickman Michelle L. Glickman Glickman Family Trust Glickman Properties, Ltd.	Victoria, British Columbia, Canada Victoria, British Columbia, Canada British Columbia, Canada British Columbia, Canada

	(d)	Title of Class of Securities Common Shares, no par value, and associated share purchase rights

	(e)	CUSIP Number 04538T 10 9

Item 3.	If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:
	(a)	☐	Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o);
	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
	(c)	☐	Insurance company as defined in section 3(a)19) of the Act (15 U.S.C. 78c);
	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
	(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
	(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(ii)(G);
	(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J)

Page 6 of 9 pages

Item 4.     Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount Beneficially Owned:
		Richard M. Glickman	2,267,911	[1,2]
		Michelle L. Glickman	2,094,861	[1,2]
		Glickman Family Trust	385,200
		Glickman Properties, Ltd.	1,709,661

(b)	Percent of Class:
		Richard M. Glickman	6.6%	[1,2]
		Michelle L. Glickman	6.1%	[1,2]
		Glickman Family Trust	1.1%
		Glickman Properties, Ltd.	5.0%

(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote:
		Richard M. Glickman	173,050
		Michelle L. Glickman	0
		Glickman Family Trust	0
		Glickman Properties, Ltd.	0

	(ii)	Shared power to vote or to direct the vote:

		Richard M. Glickman	1,709,661	[1]
		Michelle L. Glickman	1,709,661	[1]
		Glickman Family Trust	385,200
		Glickman Properties, Ltd.	1,709,661

	(iii)	Sole power to dispose or to direct the disposition of:

		Richard M. Glickman	173,050
		Michelle L. Glickman	0
		Glickman Family Trust	0
		Glickman Properties, Ltd.	0

	(iv)	Shared power to dispose or to direct the disposition of:

		Richard M. Glickman	1,709,661	[1]
		Michelle L. Glickman	1,709,661	[1]
		Glickman Family Trust	385,200
		Glickman Properties, Ltd.	1,709,661

[1]	Represents shares held by Glickman Properties, Ltd. Richard M. Glickman and Michelle L. Glickman are deemed to have beneficial ownership of the shares held by Glickman Properties, Ltd.

[2]	Includes shares held by the Glickman Family Trust, of which Tobias Glickman, the brother of Mr. Glickman, is the trustee. Richard M. Glickman and Michelle L. Glickman are deemed to have beneficial ownership of the shares held by the Glickman Family Trust.

Page 7 of 9 pages

Item 5.	Ownership of Five Percent or Less of a Class

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group

Not applicable.

Item 9.	Notice of Dissolution of a Group

Not applicable.

Item 10.	Certification

Not applicable.

Page 8 of 9 pages

[SIGNATURE]
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2006
Date

/s/ Richard M. Glickman
Richard M. Glickman

/s/ Michelle L. Glickman
Michelle L. Glickman

Glickman Family Trust
By:	/s/ Tobias Glickman
Tobias Glickman, Trustee

Glickman Properties, Ltd.
By:	/s/ Richard M. Glickman
Richard M. Glickman, President

Page 9 of 9 pages